Exhibit 10.17

"GRANT_DATE"

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"|
"ADDRESS_LINE_1"
"CITY", "STATE" "ZIP_CODE"

RE: Letter Agreement dated "GRANT_DATE", Award Number "NUM"
Grant of Restricted Stock Units (the "Agreement")

Dear "FIRST_NAME":

I am pleased to advise you that on "GRANT_DATE" (the "Date of Grant"), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Stock Unit Award" (the "Award"). The Award provides you with the opportunity to earn "SHARES" shares of the Company's Common Stock, or a cash payment equal to the Fair Market Value of such shares.

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Award

The Company hereby grants to you an Award of "SHARES" Restricted Stock Units subject to the vesting provisions of Section 2 and other provisions of this Agreement. Each Restricted Stock Unit represents the right to receive one share of Common Stock or cash equal to the fair market value on the vesting date (less and shares withheld in satisfaction of tax withholding obligations under Section 8, if any). Such Units are referred to in this Letter Agreement as the "Restricted Units." Restricted Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(2) Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Units shall vest and become payable only if you continue in the employment of the Company or any of its subsidiaries. The Restricted Units will vest and become transferable as follows: (a) 50% will vest on February 19, 2010; and (b) the remaining 50% of the Award will vest February 18, 2011.

Restricted Units which become vested and payable shall be paid in shares of Company Common Stock (one share for each Restricted Unit) subject to withholding under Section 8, unless you have timely elected to receive payment in cash. To be timely, your election must be made in writing filed with the Corporate Controller no later than thirty (30) days prior to the date the Restricted Units vest. The amount of the cash payment, if any, shall be equal to the Fair Market Value of the shares that would have been issued, determined on the date of vesting.

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(3) Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability or Retirement at or after your Normal Retirement Date, all restrictions on your Restricted Units will lapse and the Restricted Units will become immediately vested and payable in full in shares of Company Common Stock, subject to withholding under Section 8, unless you or your estate makes an election to receive payment in cash within 60 days of termination. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Units, all non-vested Restricted Units shall be immediately forfeited and all your rights hereunder shall terminate.

(4) Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions on any non-vested Restricted Units will lapse and such Restricted Units shall be vested and payable in full, subject to withholding under Section 8. For purposes of this Letter Agreement, "Change in Control" shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5) Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6) Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants".

(7) Stockholder Rights

Because this is an Award of Restricted Units and not actual shares, you will not have any rights of a stockholder with respect to the Restricted Units. You will, however, be entitled to receive a current cash payment equal to all cash dividends or cash distributions paid or made available with respect to the Common Stock as if each Restricted Unit was a share of Common Stock. The Restricted Units are not subject to or eligible for inclusion in the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. As a result, as of each dividend date declared by the Company, with respect to each share of Common Stock representing a Restricted Unit, a dollar amount equal to the amount of the dividend to be paid on the shares of Common Stock representing the Restricted Units held by you as of the close of business on the record date for such dividend shall be paid directly to you in cash.

(8) Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Units, generally when payment is made for the Units or when the dividend-related payments are made. The payment shall be made by withholding the necessary amount from any cash payment (or your next normal payroll check with respect to dividend-related payments), and by withholding from any payment of shares of the Company's Common Stock by withholding shares with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.

(9) Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10) Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any further Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11) Conformity with Plan

    The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

    Any action taken or decision made by the Compensation Committee of the Company's Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

    This Agreement shall be construed and interpreted in accordance with the laws of the Sate of Delaware.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

Michael L. Scudder

President and Chief Operating Officer

First Midwest Bancorp, Inc.

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